EXHIBIT 10.25

1ST CENTENNIAL BANK

AMENDMENT TO EXECUTIVE SALARY CONTINUATION AGREEMENT

WHEREAS, Anne Elizabeth Sanders (the “Executive”) entered into an Executive Salary Continuation Agreement with 1st Centennial Bank (formerly Redlands Centennial Bank) (the “Employer) dated December 1, 2001 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend Section 5.1 thereof;

NOW, THEREFORE, the Employer and the Executive do hereby agree that Paragraph 5.1 of the Agreement shall be modified to read in full as follows:

“5.1 Termination in a Sale of Business. In the event there is a Sale of Business, the Employer shall take all actions necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement. In the event that the employment of the Executive is terminated (or “constructively terminated”) as a result of or with or within one (1) year following a Sale of Business, the Executive shall be one hundred percent (100%) vested in the Annual Benefit as described in subsection 1.2 of this Agreement, except that the 3% increase referred to in Section 1.2 shall continue only until the Sale of Business rather than until the first payment is made. In such event, the Executive shall receive the Annual Benefit as described in the preceding sentence, beginning at age 65, in equal installments in the manner specified in Section 3 of this Agreement. For purposes of this Agreement, “constructive termination” shall include: (i) any decrease in salary or benefits below those in effect for the Executive immediately prior to the Sale of Business, (ii) any demotion to a position below that of an executive officer, or (iii) any relocation of the Executive more than 25 miles from his or her principal place of business immediately prior to the Sale of Business.

Notwithstanding the prior paragraph, no payment shall be made to the Executive pursuant to this Agreement to the extent that such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code.

If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or any other payment by the

Employer to or for the benefit of the Executive at any time constitutes a “parachute payment” under Section 280G of the Code or any similar or successor provision of federal or state law, Executive agrees that Employer, its successors and assigns shall have no obligation, whether for defense, indemnification, reimbursement or otherwise, with respect to such claim, demand or assessment.

No benefit payments provided in this Paragraph 5.1 shall be made to the Executive, the Executive’s designated beneficiary, Surviving Spouse or the Executive’s estate if the Executive is entitled to benefits provided by any other Paragraph of this Agreement.”

In all other respects, the Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 12th day of January 2004.

1st Centennial Bank

By	Patrick J. Meyer

/s/ Patrick J. Meyer
Chairman of the Board

/s/ Anne Elizabeth Sanders

Anne Elizabeth Sanders Employee